EXHIBIT 99.1
Contacts:
Media Relations: Jason Thunstrom — 952-229-7435 or jthunstrom@lifetimefitness.com
Investor Relations: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ELECTS TWO NEW MEMBERS TO BOARD OF DIRECTORS
Concurrently, Two Former Board Members Retire
EDEN PRAIRIE, Minn. (October 26, 2006) — Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, announced today that John B. Richards and Joseph S. Vassalluzzo were elected to its board of directors, effective October 24, 2006.
     Richards, age 58, most recently served as the president and chief executive officer of Red Door Spa Holdings until May 2006, and he continues to provide consulting services to the company. Red Door Spa Holdings is a leading operator of prestige salons and day spas that operate under the Red Door Spas — Elizabeth Arden and Mario Tricoci brand names, and offers luxury services and premium products at more than 110 locations nationwide. He also brings more than 13 years of senior leadership experience as executive vice president of Four Seasons Hotels Inc. and president of North American Operations for Starbucks Coffee Company, a predecessor to Starbucks Corporation. From these past roles, he brings North American and global retail expansion expertise, including operations design and management, brand strategy development, marketing, promotions and product line extension initiatives, as well as corporate infrastructure and scalability design. He also served as president and chief executive officer of Dean & Deluca Inc., and held senior leadership and management positions with Royal Viking Line, McKinsey & Company and The Procter & Gamble Company.
     Richards holds a BA degree in history and sociology from Bucknell University, and an MBA from The Wharton School of the University of Pennsylvania. With his election, the Company’s board of directors appointed Richards as a member of the Governance and Nominating Committee and Compensation Committee.
     Vassalluzzo, age 58, has been an independent advisor to retail organizations, with a primary emphasis on real estate, since August 2005. From 1989 until August 2005, he held executive and senior leadership positions with Staples, Inc., the world-leading seller of office products. In his last role as vice chairman of Staples, he spearheaded the company’s rapid worldwide expansion of retail and commercial operations, presiding over the opening of more than 1,600 stores, while overseeing mergers and acquisitions, real estate and environmental initiatives, information services and human resources. Previously, he held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp., and American Stores Company. Mr. Vassalluzzo is the Non-Executive Chairman of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He also is a director of Commerce Bancorp, a publicly held bank serving nine states on the east coast, and iParty Corporation, a publicly held retailer of party goods and services.
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Life Time Fitness Names New Board of Directors Members — Page 2
     Vassalluzzo holds a BS degree in marketing from Pennsylvania State University and an MBA from Temple University. With his election, the Company’s board of directors appointed Vassalluzzo as a member of the Finance Committee.
     Concurrently, Life Time Fitness also announced that Timothy C. DeVries and David A. Landau retired from its board of directors, effective October 24, 2006. DeVries, who served as a director since February 2002, is a managing general partner with Norwest Equity Partners, a private equity investment firm. Landau, who served as a director since August 2000, is a founder of and a partner in LNK Partners, a private equity firm that assists management teams building consumer and retail businesses.
     “Joe and John are accomplished executives who bring proven leadership experience and strong performance track records in retail, real estate, operations and marketing for a range of high-growth, luxury and strong consumer brands,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “We are fortunate to have them join our talented and seasoned board as we continue to build a national, premium healthy-way-of-life company and brand. At the same time that we welcome them, I want to thank Tim and David for their years of dedicated service to Life Time Fitness. Their contributions and leadership have been invaluable to our company as we developed and expanded our business model and presence in existing and new markets.”
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of October 26, 2006 the Company operated 58 centers in 12 states, including Arizona, Florida, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Ohio, Texas, Utah and Virginia. The Company also operates two satellite facilities and five preview locations in existing and new markets. Additionally, Life Time Fitness provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine — Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota, and may be accessed on the Web at www.lifetimefitness.com. LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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